OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO Geospace Announces Contract for Sale of 8,000-Channel Land Nodal Seismic Data Acquisition System to Dawson Geophysical

Houston, Texas - November 10, 2009 - OYO Geospace (NASDAQ: OYOG) today announced it received an order from Dawson Geophysical Company for $6.1 million of geophysical equipment, including 8,000 channels of the Geospace Seismic Recorder (GSR), the company's land nodal seismic data acquisition system. This is the company's first order for a four-channel configured GSR land nodal system. Delivery of the GSR system and related equipment is expected to occur in the company's second quarter of its 2010 fiscal year.

"We are pleased that Dawson Geophysical has selected our GSR system to expand their technical and operational capabilities. Oil and gas companies are now demanding seismic surveys with higher channel counts, continuous recording capabilities using multiple simultaneous sources, and lower overall costs. The four-channel GSR system meets these requirements by allowing unlimited channel deployments, and yielding higher operational efficiencies because of its reduced equipment footprint, lower weight and significantly faster crew operations. All of these attributes give the GSR owner a competitive edge and we believe that the future of seismic exploration will focus on nodal systems like the GSR," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

Stephen C. Jumper, Dawson Geophysical's President and CEO said, "The OYO GSR 4-channel nodal system will allow us to record 6,000 channels of multi-component data or 8,000 channels of conventional data either as a stand alone system or as added channel count and operational flexibility to our existing recording systems."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.